UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2012
   _____________________
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)
ABX Holdings, Inc.
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 20, 2012, Air Transport Services Group, Inc. (“ATSG”) entered into an amendment (the “Credit Amendment”) of its Credit Agreement (the “Senior Credit Agreement”), dated May 9, 2011, with SunTrust Bank, as Administrative Agent, Regions Bank and JPMorgan Chase Bank, N.A., as Syndication Agents, Bank of America, N.A., as Documentation Agent, and the other lenders from time to time a party thereto. Prior to the Credit Amendment, the Senior Credit Agreement consisted of a secured revolving credit facility of $175 million (the “Revolver”) and a secured term loan of $150 million (the “Term Loan,” and together with the Revolver, the “Senior Loans”). Cargo Aircraft Management, Inc. (“CAM”) is the borrower on the Senior Loans and currently has an outstanding balance of $131.0 million under the Revolver . The Credit Amendment increases by $50 million, to $225 million, the amount available under the Revolver and also increases from May 2016 to July 2017 the maturity date for the Senior Loans. The increase in the Revolver was completed in accordance with the Senior Credit Agreement's accordion feature, which provides for an increase in the total aggregate amount of the Senior Loans by up to $50 million, subject to the satisfaction of certain conditions, including the approval of the lenders. A $50 million accordion feature continues to be available under the Senior Credit Agreement, allowing for a further increase in the total aggregate amount of the Senior Loans by up to $50 million, subject to the satisfaction of the same conditions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 of this Form 8-K.

Item 7.01.	Regulation FD Disclosure.

See Item 1.01 of this Form 8-K. On July 24, 2012, ATSG issued a press release concerning the Credit Amendment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Air Transport Services Group, Inc. on July 24, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Sr. Vice President
Corporate General Counsel & Secretary

Date:	July 24, 2012